SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

       Date of Report (date of earliest event reported) January 5, 2000

                        TOUPS TECHNOLOGY LICENISNG, INC.
             (Exact name of registrant as specified in its charter)

         Florida                    000-23897                   59-3462501
State or other jurisdiction        Commission                 (IRS Employer
of incorporation)                  File Number)            Identification No.)

             7887 Bryan Diary Road, Suite 105, Largo, Florida 33777
                    (address of principal executive offices)

Registrant's telephone number, including area code:  (813)-548-0918



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ITEM 1            Not applicable

ITEM 2            Not applicable

Item 3            Not applicable.

Item 4 On January 5, 2000, Harper, Van Scoik & Company, LLP, the independent accountant who was previously engaged as the principal accountant to audit the registrant's financial statements, resigned. The principal accountant's reports on the financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to accept the accountant's resignation was approved by the registrant's board of directors. During the registrant's two most recent fiscal years and the subsequent interim period preceding such resignation, there were disagreements with the former accountant on (a) the amount and method of valuing certain unregistered and restricted shares of stock of the registrant that were issued to attract and retain key employees, to acquire various license agreements and to make acquisitions and for development needs and (b) the appropriateness of the method of revenue recognition employed with respect to a transaction involving related parties. The board of directors of the registrant discussed the subject matter of these disagreements with the former accountant, and both matters were subsequently resolved to the satisfaction of the former accountant in connection with the former accountant's audit of the registrant's financial statements for the fiscal year ended December 31, 1998. The registrant has authorized the former accountant to respond fully to any inquiries of the registrant's successor accountant concerning the subject matter of these disagreements. There were no other disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. The registrant has provided the former accountant with a copy of the disclosures it is making herein no later than the day that the disclosures are filed with the Commission and has requested the former accountant to furnish it with a letter addressed to the Commission stating whether it agrees with the statements made by the registrant herein and, if not, stating the respects in which it does not agree.

Item 5            Not applicable

Item 6            Not applicable.

Item 7            Not applicable.

Item 8            Not applicable.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        Toups Technology Licensing, Inc.
                                  (Registrant)



Date:February 14, 2000        Leon H. Toups, President
                              ------------------------
                                   (Signature)